Exhibit 2.1

YAKIRA, L.L.C.,

ECKO.COMPLEX, LLC,

ZOO YORK LLC,

ZOO YORK THC LLC,

SETH GERSZBERG,

SUCHMAN, LLC,

AND

ICONIX BRAND GROUP, INC.

and

IP HOLDER LLC

CONTRIBUTION AND SALE AGREEMENT

Dated as of October 26, 2009

-i-

-ii-

LIST OF EXHIBITS

Appendix A:	Standard Definitions

Exhibit A:	Operating Agreement
Exhibit B:	Payment of Purchase Price
Exhibit C:	Iconix Consents
Exhibit D:	Core License Agreement
Exhibit E:	Marc Ecko Royalty Agreement
Exhibit F-1:	US Master Trademark Assignment
Exhibit F-2:	Worldwide Master Trademark Assignment
Exhibit F-3:	Copyright Assignment
Exhibit F-4:	Domain Name Assignment
Exhibit F-5:	Assignment and Assumption Agreement
Exhibit F-6:	Bill of Sale
Exhibit G:	Post-Closing Signatories to Guaranty
Exhibit H:	Marc Ecko/Company Binding Term Sheet
Exhibit I:	Marc Ecko Letter Agreement

-iii-

THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of October 26, 2009, is by and among YAKIRA, L.L.C., a limited liability company organized under the laws of the State of New Jersey (“Yakira”), ECKO.COMPLEX, LLC, a limited liability company organized under the laws of the State of New Jersey (“Ecko.Complex”), ZOO YORK LLC, a limited liability company organized under the laws of the State of New Jersey (“Zoo York”), ZOO YORK THC LLC, a limited liability company organized under the laws of the State of New Jersey (“ZY THC” and, together with Yakira, Ecko.Complex and Zoo York, the “Transferors”), SETH GERSZBERG, an individual (“Gerszberg”), ICONIX BRAND GROUP, INC., a corporation organized under the laws of the State of Delaware (“Iconix”), SUCHMAN, LLC, a limited liability company organized under the laws of the State of New Jersey (“Suchman”) and IP HOLDER LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

WHEREAS, an authorized person has formed the Company for the purposes of effecting the transactions contemplated by this Agreement; and

WHEREAS, Yakira desires to contribute valuable assets to the Company in return for a portion of the limited liability company interests in the Company and the Company desires to accept such assets and to assume certain liabilities associated therewith and issue such membership interests to Yakira; and

WHEREAS, Iconix desires to contribute cash in the amount of $63,500,000 to the Company in return for a portion of the limited liability company interests in the Company and the Company desires to accept such cash and issue such membership interests to Iconix; and

WHEREAS, each Transferor desires to sell, and the Company desires to purchase, certain assets and to assume certain liabilities associated therewith, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.	Conventions.

(a)          Except as otherwise expressly provided herein or unless the context otherwise requires, the capitalized terms used in this Agreement shall have the respective meanings specified in the Standard Definitions set forth on Appendix A hereto, which is incorporated herein by this reference.  The definitions of such terms are equally applicable both to the singular and plural forms of such terms.

(b)          All references in this Agreement to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this Agreement as originally executed or if amended or supplemented, as so amended or supplemented.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.

ARTICLE II
CONTRIBUTION AND SALE TRANSACTIONS

Section 2.1.	Contributions.

(a)          Effective on the Closing Date, and subject to the terms and conditions of this Agreement, Yakira shall irrevocably transfer, contribute and assign to the Company all of its ownership interest and rights of any kind in and to all of the Assets owned by Yakira, including those Assets that are designated pursuant to Section 2.8 as being Contribution Assets (the “Contribution Assets”), other than any Assets of Yakira that are designated pursuant to Section 2.8 as being Sale Assets, and the Company hereby shall acquire all ownership interest and rights of any kind in and to all of the Contribution Assets and assume all obligations for performance, subject to the terms and conditions of this Agreement, under any Specified Contracts included within such Contribution Assets.  Yakira hereby acknowledges that such transfer, contribution and assignment made hereunder will, when effective, be absolute and irrevocable, without reservation or retention of any interest whatsoever.  It is the intention of Yakira and the Company that the transfer, contribution and assignment will, when effective, constitute immediate and absolute conveyances from Yakira to the Company of all of Yakira’s right, title and interest in the Contribution Assets, including the right to amend, terminate, modify or supplement, and to grant waivers, consents or approvals under the terms of any Specified Contract included within the Contribution Assets, subject to the terms and conditions hereof and of the documents executed in connection herewith.  In exchange for the contribution of the Contribution Assets to the Company, Yakira shall receive, and shall concurrently distribute to Gerszberg, who shall concurrently contribute to Suchman, forty-nine percent (49%) of the limited liability company interests in the Company, in accordance with the terms and conditions of the Operating Agreement of the Company by and among Gerszberg, Suchman and Iconix in substantially the form attached hereto as Exhibit A (the “Operating Agreement”).

(b)          On the Closing Date, subject to the terms and conditions of this Agreement, Iconix shall pay to the Company by wire transfer  of immediately available funds an aggregate amount of sixty three million five hundred thousand dollars ($63,500,000) (the “Cash Contribution”) in the manner described in Section 2.7.  After giving effect to the Cash Contribution, Iconix shall hold fifty-one percent (51%) of the limited liability company interests in the Company, in accordance with the terms and conditions of the Operating Agreement (the “Iconix Interests”).

Section 2.2.	Recharacterization.

(a)          It is the express intent of the parties hereto that the conveyance of the Contribution Assets by Yakira to the Company be, and is, treated as an absolute contribution to the capital of the Company.  Further, it is not the intention of the parties that such conveyance be deemed a pledge of the Contribution Assets by Yakira to the Company to secure a debt or other obligation of Yakira or any other Person.  However, in the event that, notwithstanding the intent of the parties, the Contribution Assets are held by a court of competent jurisdiction to continue to be property of Yakira and the payment of any distribution by the Company is held by a court of competent jurisdiction to represent a loan to Yakira by the Company or for any reason the transfer of the Contribution Assets hereunder from Yakira is held by a court of competent jurisdiction not to constitute an absolute and irrevocable transfer, then (i) this Agreement shall instead be deemed to be a security agreement within the meaning of the applicable UCC; and (ii) Yakira shall be deemed to have hereby granted to the Company a security interest in all of Yakira’s right, title and interest in and to the Contribution Assets and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property.  Any pledge or assignment of the interest of the Company in and to the Contribution Assets shall also be deemed to be a pledge or assignment of any security interest created hereby.  Yakira and the Company shall, to the extent consistent with this Agreement, take such actions as may be necessary, including, without limitation, filing all applicable UCC financing statements without need of signatures of the parties to the extent allowed by law, to ensure that, if this Agreement were deemed to create a security interest in any of the Contribution Assets, such security interest would be deemed to be a perfected security interest of first priority under Applicable Law and will be maintained as such through the term of this Agreement.

(b)          It is the express intent of the parties hereto that the conveyance of the Sale Assets by the Transferors to the Company be, and is, treated as an absolute sale to the Company.  Further, it is not the intention of the parties that such conveyance be deemed a pledge of the Sale Assets by any Transferor to the Company to secure a debt or other obligation of any Transferor or any other Person.  However, in the event that, notwithstanding the intent of the parties, the Sale Assets are held by a court of competent jurisdiction to continue to be property of a Transferor and the payment of the Purchase Price by the Company is held by a court of competent jurisdiction to represent a loan to any Transferor by the Company or for any reason the transfer of the Sale Assets hereunder from any Transferor is held by a court of competent jurisdiction not to constitute an absolute and irrevocable transfer, then (i) this Agreement shall instead be deemed to be a security agreement within the meaning of the applicable UCC; and (ii) each Transferor shall be deemed to have hereby granted to the Company a security interest in all of such Transferor’s right, title and interest in and to the Sale Assets conveyed by such Transferor and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property.  Any pledge or assignment of the interest of the Company in and to the Sale Assets shall also be deemed to be a pledge or assignment of any security interest created hereby.  Each Transferor and the Company shall, to the extent consistent with this Agreement, take such actions as may be necessary, including, without limitation, filing all applicable UCC financing statements without need of signatures of the parties to the extent allowed by law, to ensure that, if this Agreement were deemed to create a security interest in any of the Sale Assets, such security interest would be deemed to be a perfected security interest of first priority under Applicable Law and will be maintained as such through the term of this Agreement.

Section 2.3.	Creditors.

(a)          It is the intention of Yakira and the Company that the Contribution Assets contributed by Yakira to the capital of the Company pursuant to this Agreement shall not be part of Yakira’s estate in the event of the filing of a bankruptcy petition by or against Yakira under the Bankruptcy Code or any other Applicable Law.  Yakira understands and acknowledges that the Company and its creditors will rely on this characterization in making various commercial arrangements between them.

(b)          It is the intention of the Transferors and the Company that the Sale Assets sold by the Transferors to the Company pursuant to this Agreement shall not be part of any Transferor’s estate in the event of the filing of a bankruptcy petition by or against any Transferor under the Bankruptcy Code or any other Applicable Law.  Each Transferor understands and acknowledges that the Company and its creditors will rely on this characterization in making various commercial arrangements between them.

Section 2.4.          Purchases and Sales.  On the Closing Date, subject to the terms and conditions of this Agreement, the Transferors agree to sell, assign, convey, transfer and deliver to the Company as of the Closing Date, and the Company agrees to purchase and take assignment and delivery from the Transferors as of the Closing Date, all of Transferors’ right, title and interest in and to the Assets that are designated pursuant to Section 2.8 as being Sale Assets (the “Sale Assets”), free and clear of all Liens and to assume the Assumed Liabilities.

Section 2.5.          Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall (a) assume and agree to pay, honor, discharge and perform when due, any and all of the Transferors’ liabilities, commitments and obligations under the Specified Contracts, in each case arising and relating to periods on and after the Closing Date, (b) enter into a certain Non-Negotiable Promissory Note by and between the Company and LF Centennial Limited and (c) assume liabilities arising out of the Proceedings set forth in Items 1 and 2 in Section 3.1(f) of the Disclosure Schedules (collectively, the “Assumed Liabilities”).

Section 2.6.          Excluded Liabilities.  Except as and to the extent expressly provided in Section 2.5, each Transferor shall pay or otherwise fully discharge, as the same shall become due, all of its liabilities existing as of the Closing Date or thereafter whether or not disclosed to the Company on Section 3.1(p) of the Disclosure Schedules hereto, and the Company is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of any Transferor of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, contingent, executory or otherwise, and whether arising prior to or following the Closing Date, and the execution and performance of this Agreement shall not render the Company liable for any such liability, obligation, undertaking, expense or agreement (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”).  Without limiting the generality of the foregoing “Excluded Liabilities” shall include any liabilities incurred or resulting from (directly or indirectly) (i) any breach or default by any Transferor or any Affiliate of any Transferor under any Specified Contract and any representation, warranty or covenant of Transferors and their Affiliates set forth herein or in any agreement entered into in connection with the transactions contemplated hereby, (ii) any liability arising out of the Proceedings set forth in Items 3 through 8 on Section 3.1(f) of the Disclosure Schedules and (iii) any liability arising with respect to the Rabin Note.

Section 2.7.          Purchase Price.  On the Closing Date, subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Transferors contained herein, and in full payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Sale Assets by the Transferors to the Company, the Company shall pay the following amounts (collectively, the “Purchase Price”): (a) the aggregate Cash Contribution payable to the applicable Transferors in the amount set forth opposite such Transferor’s name on Exhibit B hereof by wire transfer of immediately available funds to accounts specified by such Transferor prior to the Closing Date and (b) the assumption of the Assumed Liabilities.

Section 2.8.          Designations and Allocations.  The parties shall agree upon the designations of the Assets as Contributed Assets and Sale Assets, and the allocation of the Purchase Price for the Sale Assets, within sixty (60) days after the Closing Date; provided, however, that in the event that BDO Seidman, LLP, the Company’s auditors, determines that any changes should be made to such allocation, the parties shall adjust the allocations in a manner consistent therewith.  The parties shall (a) prepare and, where applicable, file each report relating to the federal, state, local, foreign and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594, if applicable) in a manner consistent with such designations and allocations and (b) take no position in any Tax Return or other Tax filing, proceeding, audit or otherwise which is inconsistent with such designations and allocations.

Section 2.9.          Deliveries by the Transferors.  On the Closing Date, each Transferor shall deliver, or cause to be delivered, to the Company, in addition to any other documents, instruments and writings required by this Agreement to be delivered on the Closing Date, the following:

(a)          Instruments of Transfer;

(b)          a fully-executed, original counterpart of each Contract owned by it (or executed copy thereof) which it is then selling or contributing hereunder, together with all amendments, modifications and supplements thereto, which such Transferor hereby certifies to be true, complete and correct;

(c)          evidence of termination of all Liens on the Assets; and

(d)          copies of all books and records of such Transferor relating to the Assets.

Section 2.10.        The Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, or at such other place as the parties hereto mutually agree, at 10:00 A.M. local time, on the second Business Day after the conditions to Closing set forth in ARTICLE V have been satisfied or waived by the party entitled to waive such condition, other than conditions that, by their terms, cannot or are not required to be satisfied until the Closing (provided that all such conditions are satisfied at the Closing), or at such other place, date and/or time as the parties may mutually agree.  The effective time of the Closing shall be deemed to be 12:01 A.M. on the Closing Date.

Section 2.11.        Delivery of Iconix Interests.  At the Closing, the Company shall deliver the Iconix Interests directly to a wholly-owned subsidiary of Iconix (the “Iconix Designee”).  The parties hereto acknowledge and agree that, notwithstanding this Section, all Iconix Interests are being acquired by Iconix hereunder and the delivery by the Company of the Iconix Interests, subject to this Section, to the Iconix Designee shall be deemed to be a delivery of such interests initially to Iconix followed by a transfer thereby by Iconix to the Iconix Designee.

ARTICLE III
WARRANTIES AND REPRESENTATIONS

Section 3.1.           Warranties and Representations of the Transferors and Gerszberg.  On and as of the date hereof and the Closing Date, each of the Transferors and Gerszberg, jointly and severally, warrants and represents as follows:

(a)          Organization, Power, Qualification.  Each Transferor is a limited liability company duly formed, validly existing and in good standing under the laws of New Jersey.  Each Transferor has the power, legal right and authority to own its properties and to carry on its business as now being conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, other than any jurisdictions where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of such Transferor to perform any of its obligations under this Agreement or on the Assets.

(b)          Authorization, Enforceability.  Each Transferor has the power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Transferor and Gerszberg and is a legal, valid and binding obligation of each Transferor and Gerszberg enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar Applicable Law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought.

(c)           Capitalization.  Section 3.1(c) of the Disclosure Schedules sets forth the ownership of all of the membership interests or other securities issued by each Transferor.  Except as set forth in Section 3.1(c) of the Disclosure Schedules, no Transferor has any other membership interests, capital stock or other securities issued or outstanding, there are no warrants, rights subscriptions, options, conversion rights or other agreements of any kind outstanding to purchase or otherwise acquire any membership interests, shares of capital stock or other equity securities of any Transferor and no Transferor has issued or granted any contractual rights containing any equity features (including without limitation, phantom stock, stock appreciation rights or similar rights or instruments) of any kind  to any Person and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale, grant or issuance of any of the foregoing by any Transferor.

(d)          The Assets.  Each Transferor is the sole and exclusive owner of the Assets that it conveys to the Company, free and clear of any claims, demands, actions (other than the Existing Claims) or other Liens (other than the Existing Liens) by any Person (other than licensees under any Contract), and its transfer of the Assets to the Company shall vest in the Company marketable title in and to such Assets, free and clear of all claims, demands, actions (other than Existing Claims) or other Liens of any Person (other than licensees under any Contract).  No right, title or interest in and to any of the Assets which have been contributed, transferred or assigned pursuant to this Agreement by any Transferor shall revert at any time after the Closing Date to any Person either by operation of law or as provided in any of the Contracts or agreements relating to the Assets or to which any Transferor is a party.  No Liens (including federal, state and local income tax liens), claims, demands, actions or other encumbrances (other than the Existing Claims, Existing Liens and the Contracts) exist regarding any of the Assets which the Transferors are to convey to the Company pursuant to this Agreement. The representations and warranties in this Section 3.1(d) shall not be interpreted or construed to apply to any issues relating to any unasserted claims, demands or actions relating to the infringement, violation or misappropriation of third party Intellectual Property Rights or Intangibles, such unasserted claims, demands or actions being exclusively addressed in Section 3.1(v)(ii) and Section 3.1(v)(iii).

(e)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by each Transferor and their Affiliates do not and will not (i) require any consent or approval of any Person, except for consents and approvals set forth in Section 3.1(e) of the Disclosure Schedules, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under any Transferor’s Organizational Documents, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any Contract to which any Transferor or any of their respective Affiliates is a party or by which they or any of their or their respective Affiliates’ properties or assets (including the Assets) may be bound, which conflict, breach or default would have a material adverse effect on the ability of any Transferor or any of their respective Affiliates to perform any of its obligations under this Agreement or on the Assets, or (iv) result in or require the creation or imposition of any Lien upon the Assets.

(f)           Litigation.  Except as set forth in Section 3.1(f) of the Disclosure Schedules, there is no pending Proceeding or, to the Knowledge of the Transferors, investigation, including but not limited to any such Proceeding or investigation resulting from the ownership or use of any of the Assets purported to be conveyed by the Transferors to the Company hereunder, against or affecting any Transferor, any Affiliate of any Transferor or the Assets before any Government Entity or, to the Knowledge of the Transferors, any threatened Proceeding or investigation, including, but not limited to, any such Proceeding or investigation resulting from the ownership or use of any of the Assets, against or affecting any Transferor, any Affiliate of any Transferor or the Assets before any Government Entity which, if decided adversely to any Transferor or any Affiliate of any Transferor would have a material adverse effect on (1) the condition (financial or otherwise), business, properties or operations of such Transferor or (2) the Company’s ability to enforce its interest in the Assets as contemplated hereunder.  Except as set forth in Section 3.1(f) of the Disclosure Schedules, none of the Transferors any Affiliate of any Transferor is subject to any order, injunction or judgment of any Government Entity that could reasonably be expected to have a Material Adverse Effect.

(g)          Governmental Regulation.  No Transferor nor any Affiliate of any Transferor is required to obtain any material consent, approval, authorization, permit, qualification or license from, or effect any material filing, notice or registration with, any Government Entity in connection with the execution, delivery and performance of this Agreement in accordance with its terms, except (i) any consent, approval, authorization, permit, qualification or license which have been obtained or made and are in full force and effect, (ii) the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder (the “HSR Filing”) and (iii) the filings referred to in Section 4.13.

(h)          Solvency.  Both immediately before and immediately after the contribution of the Assets which each Transferor (as applicable) conveys to the Company pursuant to this Agreement, such Transferor is and will be Solvent.

(i)            Chief Executive Office.  The chief executive office of each Transferor is located at 40 West 23rd Street, New York, NY 10010.

(j)           No Brokers or Finders.  Except as set forth in Section 3.1(j) of the Disclosure Schedules, no Transferor, nor any of their respective officers, directors or employees, nor Gerszberg, has employed any broker or finder or, directly or indirectly, incurred any liability for any brokerage or finder’s fees or commissions or similar payment obligation in connection with any of the transfers contemplated hereunder.  Except as set forth in Section 3.1(j) of the Disclosure Schedules, the Company shall not be required to account for or to pay to any Person any royalties or other consideration as an advance or as a recoupment of any advance, fee or loan made in connection with or under the Assets regarding the transfers contemplated hereunder.

(k)          Compliance With Laws.  Each Transferor and each of their respective Affiliates has complied in all respects with all Applicable Laws with respect to its business and properties, except where the failure to comply could not reasonably be expected to have a material adverse effect on (i) the ability of any Transferor or any Affiliate of any Transferor to perform any of his or its obligations under this Agreement or (ii) the Assets.

(l)           Taxes.  Any taxes, fees, assessments and other governmental charges payable by any Transferor or any Affiliate of any Transferor in connection with the execution and delivery of this Agreement and the transactions contemplated hereby have been paid or shall have been paid if and when due, other than any amounts payable by the Company pursuant to Section 4.14.

(m)          No Material Adverse Effect; No Default.  No Transferor or any Affiliate of any Transferor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any contractual obligation that could reasonably be expected to have, and no provision of Applicable Law or governmental regulation could reasonably be expected to have, a material adverse effect on the ability of any Transferor to carry out its obligations under this Agreement or on the Assets.

(n)           Intent of the Transferors.  The Transferors have not conveyed any interest in any Assets to the Company with any intent to hinder, delay or defraud any of the Transferors’ creditors.

(o)           Financial Statements.  Set forth in Section 3.1(o)(i) of the Disclosure Schedules are true, complete and correct copies of the auditor-prepared balance sheets and statement of income for each Transferor, and an auditor-prepared consolidated statement of cash flows for the Transferors and the other entities identified on Section 3.1(o)(ii) of the Disclosure Schedules for the fiscal year ended December 31, 2008 and the auditor-prepared balance sheets and statement of income for certain of the international Affiliates of Transferors identified on Section 3.1(o)(iii) of the Disclosure Schedules (each an “International Affiliate” and collectively, the “International Affiliates”) for the fiscal year ended December 31, 2008 (each a “Balance Sheet” and, collectively, the “Balance Sheets” and December 31, 2008 being hereinafter referred to as the “Balance Sheet Date”) as well as management-prepared projections of income and cash flow for the fiscal year ended December 31, 2009, including projections relating to the operations of the International Affiliates (the “Projections”).  The Balance Sheets (other than the Balance Sheets relating to the International Affiliates) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of the Transferors to which they apply as of the Balance Sheet Date; provided, however, that that Balance Sheets are subject to normal year-end adjustments and lack footnotes (other than as set forth therein) and other presentation items.  The Balance Sheets for the International Affiliates have been prepared in accordance with applicable accounting standards including, but not limited to, IFRS (as applicable to an International Affiliate) and any applicable local accounting standards, and present fairly the financial condition of the International Affiliates to which they apply as of the Balance Sheet Date; provided, however, that the Balance Sheets for the International Affiliates are subject to normal year-end adjustments and lack footnotes (other than as set forth therein) and other presentation items.  The Projections have been prepared by management of the Transferors in good faith based upon assumptions believed by such management to be reasonable.  The financial statements provided pursuant to this Section 3.1(o) reflect the operations of all companies currently conducting operations in respect of the Business, and there are no other companies conducting the Business.

(p)           Undisclosed Liabilities.  Other than as set forth in Section 3.1(p) of the Disclosure Schedules, no Transferor has any material liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including any liability for Taxes) except for (i) liabilities set forth on the Balance Sheet and (ii) liabilities that have arisen after the Balance Sheet Date in the ordinary course of business consistent with past practices. No Transferor has any Knowledge of any material liability that is not fully and adequately reflected in the Balance Sheet except as set forth in Section 3.1(p) of the Disclosure Schedules. Except as set forth in Section 3.1(p) of the Disclosure Schedules and except to the extent specifically reflected or reserved against on the Balance Sheet or elsewhere in this Agreement, no Transferor is directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any liability or obligation of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

(q)           Taxes.

(i)
Each Transferor has filed all Tax Returns that it was required to file on or before the Closing Date; all such Tax Returns were correct and complete in all material respects; and all material Taxes owed by any Transferor (whether or not shown on any Tax Return) have been paid.  No Transferor is the beneficiary of any extension of time within which to file any Tax Return.  Each Transferor has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  There are no Liens on any of the Assets that arose in connection with the failure (or alleged failure) to pay any Tax.

(ii)
There is no material dispute or claim concerning any Tax liability of any Transferors either (A) claimed or raised by any Government Entity in writing or (B) as to which any Transferor has Knowledge based upon personal contact with any agent of such Government Entity.

(r)           Operation in the Ordinary Course.  There has not been any change, event or condition of any character since the Disclosure Date that has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Disclosure Date, each Transferor has operated its respective business (to the extent relating to the Assets) in the ordinary course and in a manner consistent with past practice, and during such time period, no Transferor has:

(i)	entered into any Contract outside the ordinary course of business;

(ii)	made material modifications to, or terminated or cancelled any Contract outside the ordinary course of business;

(iii)	transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Right, other than in the ordinary course of business;

(iv)	experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Assets; or

(v)	committed to do any of the foregoing.

(s)           Advances.  No advances or other charges heretofore received by any Transferor or any Affiliate of any Transferor in connection with the Assets which the Transferors convey to the Company remain recoupable at any time from and after the Closing Date from any License Income earned at any time either before or after the Closing Date, except as set forth in Section 3.1(s) of the Disclosure Schedules, which schedule shall be current as of the date set forth therein.

(t)           Disclosure Schedules Accurate.  All of the information set forth in the Disclosure Schedules attached hereto, is true, correct and complete in all material respects.  No information set forth in the Disclosure Schedules contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in this Article III, in the light of the circumstances under which they were made, not misleading.

(u)           Sufficiency of Assets.  The Assets, together with the rights to be acquired by the Company pursuant to the Marc Ecko Royalty Agreement, the Marc Ecko Letter Agreement and the Marc Ecko/Company Binding Term Sheet, include all of the material property and assets (tangible and intangible) used or held for use in the conduct of the Business (other than with respect to the business activities set forth in Section 3.1(u) of the Disclosure Schedules (the “Excluded Business Activities”)) as it is conducted as of the date hereof, except for the Excluded Assets.  None of the Excluded Assets are required in connection with the Company’s operation of the Business (other than any Excluded Business Activities) after the Closing.  The Assets, together with the rights to be acquired by the Company pursuant to the Marc Ecko Royalty Agreement, the Marc Ecko Letter Agreement and the Marc Ecko/Company Binding Term Sheet, comprise all of the assets, properties and rights of every type and description reasonably necessary for the Company’s performance of its obligations under the Specified Contracts after the Closing (in substantially the same manner as currently conducted by the Transferors immediately prior to the Closing).

(v)	Ownership of the Trademarks.

(i)
Set forth in Section 3.1(v)(i)(1) of the Disclosure Schedules is a complete and accurate list of all active registrations and active applications for registration by the Transferors for the Trademarks in the Territory, including the current status of each such registration and application with the applicable registering authority.  Except as set forth in Section 3.1(v)(i)(2) of the Disclosure Schedules, none of such registrations and applications are expired, abandoned, canceled or otherwise invalidated at the applicable registering authority, or are currently being opposed pursuant to the procedures at the applicable registering authority.  Title to the applications and registrations for the Trademarks (as applicable), and the applicable Transferor’s rights in and to such Trademarks, are held by the applicable Transferor free and clear of all Liens (other than the Existing Liens).  Except for the trademarks included in the Excluded IP, no Transferor owns any rights to any other trademark in the Territory.

(ii)
Except for the Existing Claims, since the Disclosure Date, no Transferor has received notice from a Person (A) alleging that such Transferor has infringed upon, misappropriated or otherwise violated, or is currently infringing upon, misappropriating or otherwise violating, any trademarks or other intellectual property rights of such Person, or (B) challenging the validity or enforceability of any Transferor’s rights in the Trademarks or any Transferor’s right to use or register any of the Trademarks in any country throughout the world.

(iii)
To the Knowledge of the Transferors, and except as would not have a Material Adverse Effect, no Person has materially infringed, misappropriated or otherwise violated, or is currently materially infringing, misappropriating or otherwise violating, Transferor’s rights in the Trademarks or other intellectual property rights of Transferor, except as specified in Section 3.1(v)(iii) of the Disclosure Schedules.

(w)	Representations with Respect to the Specified Contracts.

(i)
Section 3.1(w)(i) of the Disclosure Schedules sets forth a complete and accurate list of all Specified Contracts to which a Transferor is a party (A) pursuant to which a Transferor has granted rights to a Person for the use of the Trademarks in the Territory, or (B) that materially restricts any rights held by a Transferor in the Trademarks. Except as set forth in Section 3.1(w)(ii) of the Disclosure Schedules, all of such Specified Contracts are valid and enforceable obligations of the applicable Transferors and, to Transferors’ Knowledge, the counterparties thereto subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar Applicable Law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought.

(ii)
Except as set forth in Section 3.1(w)(iii) of the Disclosure Schedules, no Transferor is in material breach or default under any Specified Contract nor, to Transferors’ Knowledge, is any counterparty to any Specified Contract in material breach or default thereunder, where such breaches or defaults would, in the aggregate,  have a Material Adverse Effect.  No material claim has been asserted by any counterparty to a Specified Contract challenging or questioning the validity or effectiveness of any of the Specified Contracts, nor is any Transferor or any Affiliate of any Transferor aware of any existing facts which would form a reasonable basis for any such claim.  Except as set forth in Section 3.1(w)(iii) of the Disclosure Schedules, no counterparties to the Specified Contracts have asserted any litigation, right of rescission, setoff, counterclaim or defense with respect to a Specified Contract or their obligations thereunder, nor is any Transferor or any Affiliate of any Transferor aware of  any existing facts that would form a reasonable basis for any such claim.

(iii)
Except as set forth in Section 3.1(w)(iv) of the Disclosure Schedules, since the Disclosure Date, there has been no waiver, amendment, modification or alteration of any of the Specified Contracts which would reduce the amount which a counterparty to such Specified Contract is obligated to pay pursuant to such Specified Contract.

(iv)
All of the Specified Contracts either require no Consent of any counterparty to the transfer or assignment of the rights and duties of any Transferor thereunder or all necessary Consents have been obtained or shall have been obtained with respect thereto on or before the Closing Date.

(v)
Except as set forth in Section 3.1(w)(v) of the Disclosure Schedules, each Transferor or an Affiliate of such Transferor has examined, monitored or otherwise policed, to the extent deemed prudent by such Transferor or an Affiliate of such Transferor, the activities of the counterparties under the Specified Contracts to verify that the products manufactured, sold or offered for sale under the Trademarks licensed to such counterparties pursuant to the Specified Contracts meet, in all material respects, the quality control standards and requirements for use of the Trademarks set forth in the Specified Contracts.

(vi)
There is no other Person that has a legal or beneficial interest, right or claim in the rights of any Transferor or any Affiliate of any Transferor under any Specified Contract, except as specifically set forth therein.

(vii)	With respect to the transfer of each Specified Contract hereunder, all required assignment and assumption agreements, if any, have been obtained in the manner required by such Specified Contract.

(viii)
Except for legal fees and governmental costs associated with the preparation and filing of documents evidencing the transfer of the Intellectual Property Rights included in the Assets, no monies or other contingent compensation shall be payable by the Company after the Closing Date to any Person with respect to any exploitation of the Assets which occurred prior to the Closing Date.

Section 3.2.           Warranties and Representations of Iconix.

On and as of the date hereof and the Closing Date, Iconix warrants and represents as follows:

(a)           Organization, Power, Qualification.  Iconix is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Iconix has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified could, individually or in the aggregate, have a material adverse effect on the ability of Iconix to perform any of its obligations under this Agreement.

(b)           Authorization, Enforceability.  Iconix has the power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Iconix and is a legal, valid and binding obligation of it enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar Applicable Law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms, and the consummation of the transactions contemplated hereby by Iconix do not and will not (i) require any consent or approval of any Person, except for consents and approvals set forth on Exhibit C, (ii) violate any Applicable Law, or (iii) conflict with, result in a breach of, or constitute a default under Iconix’s Organizational Documents, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any contract or agreement to which Iconix or any of its Affiliates are a party or by which they or any of Iconix’s or its respective Affiliates’ properties or assets may be bound, which conflict, breach or default would have a material adverse effect on the ability of Iconix to perform any of its obligations under this Agreement, or (iv) result in or require the creation or imposition of any Lien upon the Assets.

(d)           Litigation.  There is no pending Proceeding or investigation that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To Iconix’s Knowledge, no such Proceeding or investigation has been threatened.

(e)           Cash Contribution.  Iconix presently has and will have at Closing all funds necessary to make the Cash Contribution as contemplated by this Agreement.

(f)           No Brokers or Finders.  Neither Iconix nor any of its officers, directors or employees has employed any broker or finder or, directly or indirectly, incurred any liability for any brokerage or finder’s fees or commissions or similar payment obligation in connection with any of the transactions contemplated by this Agreement.

Section 3.3.           Warranties and Representations of Suchman.  On and as of the date hereof and the Closing Date, each of Suchman and Gerszberg, jointly and severally, warrants and represents as follows:

(a)           Organization, Power, Qualification.  Suchman is a limited liability company duly formed, validly existing and in good standing under the laws of New Jersey.  Suchman has the power, legal right and authority to own its properties and to carry on its business as now being conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, other than any jurisdictions where the failure to be in good standing or so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Suchman to perform any of its obligations under this Agreement or on the Assets.

(b)           Authorization, Enforceability.  Suchman has the power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Suchman, is a legal, valid and binding obligation of Suchman, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar Applicable Law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought.

(c)           Capitalization.  Section 3.3(c) of the Disclosure Schedules sets forth the ownership of all of the membership interests or other securities issued by Suchman.  Except as set forth in Section 3.3(c) of the Disclosure Schedules, Suchman has no other membership interests, capital stock or other securities issued or outstanding, there are no warrants, rights subscriptions, options, conversion rights or other agreements of any kind outstanding to purchase or otherwise acquire any membership interests, shares of capital stock or other equity securities of Suchman and Suchman has not issued or granted any contractual rights containing any equity features (including without limitation, phantom stock, stock appreciation rights or similar rights or instruments) of any kind  to any Person and there are no agreements, options, warrants or other rights or arrangements existing or outstanding that provide for the sale, grant or issuance of any of the foregoing by Suchman.

(d)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms, and the consummation of the transactions contemplated hereby by Suchman do not and will not (i) require any consent or approval of any Person, (ii) violate any Applicable Law, or (iii) conflict with, result in a breach of, or constitute a default under Suchman’s Organizational Documents, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any contract or agreement to which Suchman or any of its Affiliates are a party or by which they or any of Suchman’s or its respective Affiliates’ properties or assets may be bound, which conflict, breach or default would have a material adverse effect on the ability of Suchman to perform any of its obligations under this Agreement, or (iv) result in or require the creation or imposition of any Lien upon the Assets.

(e)           Litigation.  There is no pending Proceeding or investigation that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To Suchman’s Knowledge, no such Proceeding or investigation has been threatened.

ARTICLE IV
COVENANTS AND AGREEMENTS

Section 4.1.           Efforts to Closing.  Subject to the terms and conditions of this Agreement, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in ARTICLE V to be satisfied (which actions shall include, without limitation, filing and furnishing all information required under the HSR Act). Without limiting the generality of the foregoing, each Transferor shall give or cause to be given any notices to third parties required to be given pursuant to any Contract to which it is a party as a result of this Agreement or any of the transactions contemplated hereby.  Each Transferor shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to the Company at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Contract to which it is a party or by which it is bound, in form and substance reasonably acceptable to Iconix and the Company.

Section 4.2.           Conduct of the Business.  Except as otherwise contemplated by or expressly provided in this Agreement, from the date of this Agreement until the Closing Date, each Transferor and its Affiliates (with the exception of Complex Media Holdings LLC, Complex Media LLC, Complex Media THC LLC and Marc Ecko) shall conduct the Business in the ordinary and normal course of business, consistent with past practice and use commercially reasonable efforts to preserve and maintain the ongoing operations, organization and assets of the Business and maintain the goodwill of the Business’ licensees, customers and others having business relations with the Transferors. Without limiting the generality of the foregoing, except as specifically permitted by any other provisions in this Agreement, neither Gerszberg nor any Transferor or any of their Affiliates (with the exception of Complex Media Holdings LLC, Complex Media LLC, Complex Media THC LLC and Marc Ecko) shall, between the date hereof and the Closing Date, directly or indirectly, take any of the following actions without the prior written consent of Iconix:

(a)           amend any Transferor’s Organizational Documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of such Transferor if such amendment or alteration would adversely affect the Assets or the ability of any Transferor to consummate the transactions contemplated by this Agreement or any other Transaction Document;

(b)           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof;

(c)           sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of the Assets, except sales or dispositions in the ordinary course of business consistent with past practice;

(d)           except as set forth on Section 4.2(d) of the Disclosure Schedules, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Transferor, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice;

(e)           except as set forth on Section 4.2(e) of the Disclosure Schedules, enter into any Contract or agreement that would be a Specified Contract if such Contract or agreement were in effect as of the date hereof or amend, modify or terminate any Specified Contract, except for immaterial changes made in the ordinary course of business;

(f)           adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(g)           settle or compromise any litigation in which any Transferor is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will adversely affect the Assets or the ability of any Transferor to consummate the transactions contemplated by this Agreement or any other Transaction Document;

(h)           modify or amend any existing Insurance Policy with respect to the Assets;

(i)           make any material changes in the existing distribution channels of the Business;

(j)           intentionally take any action that would reasonably be likely to have a material adverse effect on the Business or on the Assets; or

(k)           authorize any of, or commit or agree to take any of the foregoing actions.

Section 4.3.           Notice of Developments.  Each of the Transferors, Suchman and Gerszberg, on the one hand, and Iconix, on the other hand, shall promptly advise one another of any (a) event, circumstance or development that results (or would result on the Closing Date) in a breach of any representation or warranty made by it or him in this Agreement and (b) any material failure by such parties to comply with or satisfy any condition or agreement to be complied with or satisfied by it or him hereunder; provided that no disclosure pursuant to this Section 4.3 shall be deemed to amend or supplement any provision of this Agreement or any Disclosure Schedule hereto, or to prevent or cure any misrepresentation, breach of warranty, covenant or agreement under this Agreement and any such misrepresentation or breach of warranty, covenant or agreement shall be subject to the provisions of Section 4.11 hereof; and provided, further, that such event, circumstance or development shall not have a Material Adverse Effect it being acknowledged that the disclosure thereof shall not affect any right of the Iconix Indemnified Parties or the MEE Indemnified Parties under Section 4.11 hereof.

Section 4.4.           Receipt of License Income.

(a)           The parties acknowledge and agree that, in the event that the Closing occurs, it is their intention that License Income be apportioned as of the Closing Date.  To the extent that License Income relates to products shipped prior to the Closing Date, such License Income shall be for the account of the Transferors (as applicable to them).  To the extent that License Income relates to products shipped on or after the Closing Date (except with respect to the prepaid assets, including those set forth in Schedule 3.1(s) of the Disclosure Schedules), such License Income shall be for the account of the Company.  Notwithstanding any apportionment of License Income relating to the shipment of products, the Transferors will also be entitled to receive payment of minimum royalties and similar payments due under the Specified Contracts on a pro-rated basis for periods of time up to the Closing Date.

(b)           To the extent that the Transferors, on the one hand, or the Company, on the other hand, receive Licensed Income after the Closing Date that is attributable to the other, such party(ies) shall remit such payments (or portions thereof, as applicable) with all appropriate endorsements to the appropriate party along with copies of all accounting statements, reports and other documents received with such payments.  All such remittances shall be made within thirty (30) days of receipt of payments of the applicable License Income.  All such remittances shall be made in United States Dollars via wire transfer, or in any other mutually agreed manner.

(c)           Each party shall be responsible for the payment of any taxes, duties or withholdings related to any Licensed Income apportioned to such party pursuant to this Section 4.4.  At the time a party makes a payment to another party pursuant to this Section 4.4, the applicable party making payment shall provide a statement identifying the particular Specified Contract(s) under which amounts were received by such party, and the amount(s) received thereunder.  Together with each such statement, the applicable party shall also deliver copies of any related statements or reports delivered by the applicable counterparty(ies) under the Specified Contracts..

(d)           Each of the Transferors and the Company shall prepare and maintain complete and accurate books of account and records covering all transactions relating to Licensed Income.  The representatives of the Transferors and the Company may, from time to time during regular business hours and on reasonable advance notice for one (1) year after the Closing, inspect and audit the books of account and records of one another and examine and copy all documents and materials relating to the Specified Contracts and the Trademarks as necessary to confirm and give effect to the apportionment of the Licensed Income as provided in this Section 4.4.  Each of the Transferor’s and the Company’s said books of account, records and documents, including computer records, shall be maintained for at least two (2) years (or such longer period as required by law) after the end of the annual period to which they relate and through the completion of any audit commenced pursuant to the terms hereof.  If any inspection or audit discloses that any of such party’s remittances required under this Section 4.4 was less than the amount that should have been paid, the payment required to be made to eliminate the discrepancy, plus interest at the rate of one and one half percent (1 1/2%) per month or the maximum legal rate, whichever is less, shall be made promptly, and, if the discrepancy is 5% or more of the amount actually paid for the period under audit or inspection, such party promptly shall reimburse the appropriate part(ies) for their reasonable and documented costs and expenses of the inspection or audit.

(e)           The Company shall use commercially reasonable efforts to collect all License Income due to the Transferors or the Company, as the case may be, for periods prior to, on or after the Closing Date.  The Company shall not take any action (including, without limitation, amendments or modifications to the Specified Contracts) that would reduce or delay the payment of any amounts of Licensed Income that are payable to the Transferors under the Specified Contracts for periods prior to the Closing Date. For the avoidance of doubt, nothing in this Section 4.4 shall preclude Transferors from taking any action that they deem necessary or appropriate to collect License Income for periods prior to the Closing Date apportioned to them under the terms hereof to the extent the Company has failed to collect, or failed to use commercially reasonable efforts to collect, such License Income.

Section 4.5.          Limitation on Exploitation of the Assets.  Except as authorized by Iconix or the Company, or as may be permitted under the Core License Agreement, no Transferor shall, from and after the Closing Date, enter into or execute any agreements or licenses effecting any exploitation of the Assets.

Section 4.6.           Tax and Accounting Treatment.

(a)           Yakira will treat and will cause its Affiliates and their accountants to treat its conveyance of the Contribution Assets hereunder as a contribution to the capital of the Company as contemplated herein and not as a secured loan for financial reporting purposes or for federal, state or local income, property or sales tax purposes.

(b)           Each Transferor will treat and will cause its Affiliates and their accountants to treat its conveyance of the Sale Assets hereunder as a sale of the Sale Assets to the Company as contemplated herein and not as a secured loan for financial reporting purposes or for federal, state or local income, property or sales tax purposes.

Section 4.7.           No Limitation on Rights.  Subject to the limitations contained in this Agreement, the Company’s receipt or inspection of the  Assets shall not constitute notice to the Company of any default or defect in or limitation on the right of any Transferor to enter into, execute or implement this Agreement fully or in any right, title or interest acquired by the Company in or to the Assets hereunder, and shall not limit, restrict or waive any warranties, representations, covenants or agreements made by any Transferor in this Agreement or any right, title or interest acquired by the Company from any Transferor in and to the Assets.

Section 4.8.          Further Assurances.  The parties hereto shall, at the request of one another and at the Company’s expense, take such actions, and make, execute, acknowledge and deliver any and all instruments or documents, which a party at any time reasonably deems necessary, appropriate or desirable to (a) evidence or effectuate the provisions of this Agreement or (b) fully vest in the Company, its successors and assigns, all of the right, title and interest in and to the Assets which are transferred to the Company hereunder by the Transferors, including recordation or perfection of the Company’s title to and security interest in the Assets.

Section 4.9.          Power of Attorney.  Each of the Transferors irrevocably constitutes, authorizes, empowers and appoints the Company as such Transferor’s true and lawful attorney (with full power of substitution and delegation), in each of the Transferors’ name and in each of such Transferor’s place and stead, or in the Company’s name, to take such action, and to make, execute, acknowledge and deliver any and all instruments or documents which the Company at any time deems necessary, appropriate or desirable to vest in the Company, its successors and assigns, all of the right, title and interest in and to the Assets which are purported to be granted to the Company hereunder by the Transferors or which the Company from time to time deems necessary or desirable to effectuate or evidence the provisions of this Agreement fully, including recordation or perfection of the Company’s title to and security interest in the Assets throughout the Territory (as applicable).  The Company shall provide the Transferors with notice when exercising its rights pursuant to this Section 4.9.

Section 4.10.         Actions With Respect to the Assets.  The Company shall have the exclusive right to take such action as it deems necessary, either in each Transferor’s name, in the Company’s name or in all or some of their names, and, in each instance at the Company’s expense, against any Person to protect all rights and interests in the Assets acquired by the Company hereunder.  Each Transferor shall cooperate fully with the Company, at the Company’s expense, in any controversy that may arise or litigation which may be brought concerning the Company’s rights and interests hereunder or in the Assets.  From and after the Closing Date, each Transferor shall respect and observe in all of its activities and shall disclose to all lenders or holders of such Transferor’s debt, excluding trade creditors, the conveyance of Assets hereunder to the Company and the fact that such Transferor retains no right, title or interest in or to any of the Assets so conveyed.  The Company shall have the right, in its discretion and at the Company’s expense, to employ legal counsel and to institute or defend against any Proceeding, whether for infringement of trademark, copyright or otherwise, and to take any other necessary steps to evidence, perfect, protect and enforce the right, title and interest of the Company in and to each Trademark in the Territory and, in connection therewith, to settle, compromise or in any other manner dispose of any such Proceeding and to satisfy or collect on any judgment which may be rendered.

Section 4.11.         Indemnification.

(a)           Survival.

(i)
Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of it in this Agreement shall survive the Closing, except as provided in Section 4.11(a).  The covenants and agreements of the parties contained herein that by their terms are to be performed in whole or in part after the Closing Date (which shall include all covenants and agreements of the parties in this Section 4.11) shall survive the Closing and continue in effect in accordance with their terms.

(ii)
Neither Gerszberg nor the Transferors nor Suchman shall have any liability under their joint and several agreement to indemnify the Iconix Indemnified Parties under Section 4.11(b) against breach of or inaccuracy in any representation or warranty set forth in Section 3 (other than those contained in Sections 3.1(a) (Organization, Power, Qualification), 3.1(b) (Authorization, Enforceability), 3.1(d) (The Assets), 3.1(j) (No Brokers or Finders), 3.1(l) (Taxes), 3.1(q) (Taxes),  3.1(v) (Ownership of the Trademarks), 3.3(a) (Organization, Power, Qualification), or 3.3(b) (Authority, Enforceability)), and Iconix shall have no liability under its agreement to indemnify the MEE Indemnified Parties under Section 4.11(c) against breaches of or inaccuracies in the representations and warranties set forth in Section 3.2 (other than those contained in Sections 3.2(a) (Organization, Power, Qualification), 3.2(b) (Authorization, Enforceability) and 3.2(f) (No Brokers or Finders)), in each case unless the indemnifying party receives notice in writing from the indemnified party(ies) of a claim under said indemnities on or before the date which is eighteen (18) months following the Closing Date.  The representations and warranties of the Transferors and/or Gerszberg contained in Sections 3.1(a) (Organization, Power, Qualification), 3.1(b) (Authorization, Enforceability), 3.1(d) (The Assets), 3(j) (No Brokers or Finders), 3.1(l) (Taxes), 3.1(q) (Taxes) and 3.1(v) (Ownership of the Trademarks), the representations of Gerszberg and Suchman contained in Sections 3.3(a) (Organization, Power, Qualification), and 3.3(b) (Authorization, Enforceability) and the representations and warranties of Iconix contained in Sections 3.2(a) (Organization, Power, Qualification), 3.2(b) (Authority, Enforceability) and 3.2(f) (No Brokers or Finders) shall survive the Closing indefinitely (subject to any applicable statutes of limitations).

(iii)
The parties shall provide prompt notice to one another of claims for indemnification to which such parties are entitled based on breaches or defaults in any covenants or agreements contained herein; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend any action relating thereto.  All notices requesting indemnification (whether relating to representations, warranties, covenants or agreements) shall contain reasonable detail of the matters relating thereto and the relevant provisions of this Agreement applicable to the indemnification request.

(iv)
For the purposes of this Section 4.11, the use of “indemnify” and “indemnification” shall mean and include all of the obligations of the applicable parties under this Section 4.11 relating to indemnification including the related obligations to defend and hold indemnified parties harmless.

(b)           Indemnification by Gerszberg, Suchman and the Transferors.  From and after the date hereof, Gerszberg, Suchman and the Transferors shall jointly and severally indemnify and defend and hold harmless the Company, Iconix, their Affiliates and their respective officers, directors, shareholders, members, employees, advisors, agents and controlling persons (collectively, the “Iconix Indemnified Parties”) from and against any and all losses, obligations, deficiencies, liabilities, claims (whether actual or threatened), damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (“Losses”) which the Iconix Indemnified Parties may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any breach of or inaccuracy in any representation or warranty made by Suchman, the Transferors or Gerszberg in this Agreement or any other Transaction Document to which Suchman, any of the Transferors and/or Gerszberg is a party, (ii) any breach or default in performance by Suchman, the Transferors and/or Gerszberg of any covenant or agreement of Suchman, the Transferors and/or Gerszberg in this Agreement or any other Transaction Document to which Suchman, any of the Transferors and/or Gerszberg is a party or (iii) any Excluded Liability.

(c)           Indemnification by Iconix.  From and after the date hereof, Iconix shall indemnify and defend and hold harmless Gerszberg, Suchman, the Transferors, the Company, their respective Affiliates, and all of their officers, directors, shareholders, members, managers, employees, advisors, agents and controlling persons (the “MEE Indemnified Parties”) from and against any and all Losses which they may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) any breach of or inaccuracy in any representation or warranty made by Iconix in this Agreement or any other Transaction Document to which Iconix is a party, or (ii) any breach or default in performance by Iconix of any covenant or agreement made by Iconix in this Agreement or any other Transaction Document to which Iconix is a party.

(d)           Third Party Claims.  If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under Sections 4.11(b) or (c), the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action.  The indemnifying party or parties shall have 10 business days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld or delayed) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) all settlements require prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that no consultation or consent shall be required to the extent that the settlement (1) involves only the payment of money damages by the indemnifying party, (2) does not require the indemnified party to pay any monies in connection therewith, (3) does not involve any admission of liability on the part of the indemnified party, (4) provides for a full release in favor of the indemnified party with respect to the matter or claim at issue, and (5) would not have an adverse effect on the exploitation of the Assets by the Company or any successor-in-interest thereto, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties.  So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties.  If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

(e)           Assistance.  Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

(f)           Limitations on Indemnification.

(i)
Notwithstanding anything contained in this Agreement to the contrary, Gerszberg, Suchman and the Transferors, on the one hand, and Iconix, on the other hand, shall not be obligated to indemnify the other party unless and until a claim is asserted before the end of the relevant survival period specified in Section 4.11(a)(ii).  In addition, notwithstanding anything contained in this Agreement to the contrary, Gerszberg, Suchman or the Transferors shall not be required to pay an aggregate amount in excess of Twenty Million Dollars ($20,000,000) (the “Cap”) in respect of all Losses incurred by the Iconix Indemnified Parties by reason of the breach of warranty or misrepresentation of Gerszberg, Suchman or the Transferors, and Iconix shall not be required to pay an aggregate amount in excess of the Cap in respect of all Losses incurred by the MEE Indemnified Parties by reason of the breach of warranty or misrepresentation of Iconix.  No party to this Agreement shall have an obligation for indemnification under this Section 4.11 unless the aggregate Losses suffered by the MEE Indemnified Parties or Iconix Indemnified Parties, as the case may be, under Section 4.11(c) or 4.11(b), respectively, exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”).  Losses to which the Basket applies, as described in the preceding sentence, are hereinafter referred to as the “Basket Losses” At such time as their Basket Losses exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, the MEE Indemnified Parties or Iconix Indemnified Parties, as applicable, shall be entitled to be indemnified against the full amount of all such Basket Losses that have been incurred or suffered by such indemnitees for which they are entitled to be indemnified under this Agreement (and not merely the portion of such Basket Losses exceeding Two Hundred Fifty Thousand Dollars ($250,000), subject to the Cap).  Notwithstanding anything to the contrary contained in this Section 4.11(f) the amount of indemnity payable (i) by Gerszberg, Suchman and the Transferors as a result of any Losses arising out of (A) a breach of the representations and warranties contained in Sections 3.1(a) (Organization, Power, Qualification), 3.1(b) (Authorization, Enforceability), 3.1(d) (The Assets), 3.1(j) (No Brokers or Finders), 3.1(l) (Taxes), 3.1(q) (Taxes), 3.1(v) (Ownership of the Trademarks), 3.3(a) (Organization, Power, Qualification), or 3.3(b) (Authorization, Enforceability) of this Agreement or (B) the Excluded Liabilities or the Excluded Assets shall not be subject to the Cap or the Basket; (ii) by Iconix as a result of any Losses arising out of Sections 3.2(a) (Organization, Power, Qualification), 3.2(b) (Authorization, Enforceability) and 3.1(j) (No Brokers or Finders) of this Agreement shall not be subject to the Cap or the Basket and (iii) by either Iconix, on the one hand, or Suchman, Gerszberg and the Transferors, on the other hand, as a result of Losses arising out of the covenants or agreements of the parties contained in this Agreement that by their terms are to be satisfied after the Closing Date shall not be subject to the Cap or the Basket.

(ii)
In calculating any amount of Losses recoverable pursuant to this Section 4.11, the amount of such Losses shall be reduced by any insurance proceeds actually received by the indemnified party relating to such Loss (net of any costs of collection of such amounts, including, but not limited to, attorneys fees and expenses) and any recoveries actually received by the indemnified party from third parties pursuant to indemnification or similar obligations and increased by the cost of enforcing such claim for indemnification (including, but not limited to, attorney’s fees and expenses).  The parties agree to treat any indemnification payment pursuant to this Section 4.11 as an adjustment to the Purchase Price for tax purposes.

(iii)	Notwithstanding anything contained herein, each indemnifying party shall be liable only for actual Losses and shall not be liable for special, incidental, indirect, consequential or punitive damages.

(g)           Exclusive Remedy.  Iconix, on the one hand, and Gerszberg and the Transferors, on the other hand, acknowledge and agree that except for claims based upon the fraudulent conduct, intentional misrepresentation or willful misconduct of the other party, the indemnification rights contained herein shall be the sole and exclusive remedy for any matter, event, act or failure to act which would constitute a breach of this Agreement by any party hereto, it being acknowledged and agreed that such limitation shall not affect in any way the obligations of the parties or their respective Affiliates under any other Transaction Document.  Notwithstanding the foregoing, in the event any Iconix Indemnified Party becomes entitled to indemnification under this Agreement, then, among other rights and remedies which Iconix or such other Iconix Indemnified Party may have, distributions under Article III of the Operating Agreement shall be applied in the manner contemplated by Section 8.05 thereof.

Section 4.12.         Impairment.  On and after the Closing Date, no Transferor shall in any manner represent to anyone that it has any ownership or other interest in any of the Assets, other than as permitted under the Core License Agreement.

Section 4.13.         Protection of Title of the Company.

(a)           On or prior to the Closing Date, each Transferor shall have filed, or caused to be filed, UCC-1 financing statements or similar instruments under Applicable Law, naming such Transferor as contributor/seller/debtor and the Company as buyer/secured party and describing the Assets being conveyed by it to the Company on the Closing Date, with the office of the Secretary of State of the State of New Jersey and in such other locations in the United States as the Company shall have required.  From time to time thereafter, at the request of the Company, each Transferor shall file, or cause to be filed, in the United States such financing statements or similar instruments under Applicable Law and file, or cause to be filed, in the United States such continuation statements or similar instruments under Applicable Law, all in such manner and in such places in the United States as may be required by Applicable Law (or deemed desirable by the Company) to fully perfect, preserve, maintain and protect the ownership interest of the Company under this Agreement in the Assets which are conveyed hereunder and in the proceeds thereof.  Each Transferor shall deliver (or cause to be delivered) to the Company file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(b)           No Transferor shall change its name, identity, corporate structure or location (within the meaning of Section 9-307 of the UCC) in any manner that would or could make any financing statement or continuation statement filed by such Transferor (or by the Company on behalf of such Transferor) in accordance with Section 4.13(a) hereof seriously misleading within the meaning of Sections 9-506 and 9-507(c) of the UCC (or any similar provision of the UCC), except as required under the Core License Agreement, or unless such Transferor shall have given the Company at least thirty days’ prior written notice thereof and shall promptly file appropriate amendments to all previously filed financing statements.

(c)           Each Transferor shall give the Company at least thirty days prior written notice of any relocation of its principal executive office.  Each Transferor shall at all times maintain its principal executive office within the United States.

Section 4.14.         Transfer Taxes, Fees and Costs.  All stamp, transfer, documentary, recording, filing, sales and use, governmental, registration and other similar taxes, fees and costs (including any penalties and interest) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Transfer Costs”) shall be paid by the Company.  For the avoidance of doubt, and not by way of limitation, Transfer Costs includes all legal fees and governmental costs associated with the preparation and filing of documents evidencing the transfer of the Assets.

Section 4.15.         Operating Agreement.  At the Closing, each of the Company, Gerszberg, Suchman and Iconix shall execute the Operating Agreement.

Section 4.16.         Notices.  The Transferors and Gerszberg shall cause all notices of the transactions contemplated by this Agreement required pursuant to each Specified Contract to be delivered in the manner required by such Specified Contract.

Section 4.17.        Rabin Loan.  The Transferors and Gerszberg and their respective Affiliates shall make or cause to be made to the Company all royalty payments required to be made under the Contracts with Wear Me Apparel set forth in Section 3.1(w)(i) of the Disclosure Schedule if such royalty payments are diverted for the repayment of the Rabin Note in accordance with the terms of the Direction Letter as defined therein.

Section 4.18.         Guarantors.  Within ninety (90) days of the Closing, the Transferors and Gerszberg shall cause the Affiliates set forth on Exhibit G hereof to execute a joinder to the Guaranty.

Section 4.19.         Form 8-K and Form 8-K/A Obligations.  At Iconix’s election, the Transferors shall provide or cause to be provided to Iconix any financial statements of the Business and any other information that Iconix may be required to file with the Securities and Exchange Commission under Rule 3-05 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (on Form 8-K or Form 8-K/A).

Section 4.20.         Newly Formed Entities.  Each Transferor and each Affiliate of a Transferor shall cause any entity formed or acquired by such Transferor or Affiliate thereof after the date hereof that will participate in the Business to execute the guaranty of obligations under the Core License Agreement that appears following the signature pages of the Core License Agreement.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1.           Conditions to Iconix’ Obligation to Close.  The obligation of Iconix to complete the Closing is subject to the fulfillment of each of the following conditions on or prior to the Closing Date, any or all of which may be waived in whole or in part by the Iconix, in its sole discretion:

(a)           The representations and warranties of Gerszberg, Suchman and the Transferors contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (other than (i) those representations or warranties that expressly relate to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided, however that representations and warranties that relate to the Disclosure Date shall be true and correct as of the Closing Date, (ii) those representations and warranties which are qualified by their terms by references to “materiality” or “Material Adverse Effect,” which such representations and warranties as so qualified shall be true and correct in all respects and (iii) with respect to any disclosure made pursuant to Section 4.3.)

(b)           Each of the covenants and agreements of Gerszberg and the Transferors to be performed or complied with by him or it at or prior to the Closing Date pursuant to the terms hereof shall have been performed or complied with in all material respects.

(c)           Gerszberg, Suchman and each Transferor shall have delivered to Iconix a certificate, dated the Closing Date and executed by or on behalf of Gerszberg, Suchman and each Transferor, certifying as to the satisfaction of the conditions set forth in Section 5.1(a) and (b) of this Agreement.

(d)           No court or other Government Entity shall have issued an Order, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

(e)           The governmental and third-party consents and approvals set forth in Section 3.1(e) of the Disclosure Schedules shall have been received and shall be in full force and effect and the applicable waiting periods under the HSR Act shall have expired or been terminated.

(f)           Iconix shall have received copies of releases of all Liens against any Asset and the Assets shall have been delivered free and clear of all Liens (other than Existing Claims).

(g)           Each Transferor shall deliver to the Company each item set forth in Section 2.9 hereof (as applicable to such parties).

(h)           Iconix shall have received executed copies of the Marc Ecko Royalty Agreement, the Marc Ecko Letter Agreement, the Marc Ecko/Company Binding Term Sheet and the Core License Agreement.

(i)           The Company shall have entered into one or more agreements with LF Centennial Limited in connection with its assumption of liabilities contemplated in Section 2.5(b), in form and substance satisfactory to Iconix.

(j)           The Company shall have delivered to Iconix executed copies of the Operating Agreement.

(k)           The MEE Entities and LF Centennial Limited shall have entered into an Agency Agreement in form and substance satisfactory to Iconix.

(l)           Iconix shall have received evidence that Transferors and their Affiliates shall have obtained a new asset-based lending facility, which shall be reasonably sufficient to support 3TAC, LLC and its sublicensees.

(m)          There shall not be instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, Iconix, Suchman, the Transferors’ or any of their Affiliates’ consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by the Company of all or a material portion of the Assets, or to compel the Company to dispose of or to hold separately all or a material portion of the Assets, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

Section 5.2.           Conditions to the Obligation of Gerszberg and the Transferors to Close.  The obligation of Gerszberg and Transferors to complete the Closing is subject to the fulfillment of each of the following conditions on or prior to the Closing Date, any or all of which may be waived in whole or in part jointly by all of them, in their sole discretion:

(a)           The representations and warranties of Iconix contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (other than (i) those representations or warranties that expressly relate to an earlier date, which representations and warranties shall be true and correct as of such earlier date, and (ii) for such representations and warranties which are qualified by their terms by references to “materiality” or “material adverse effect,” which such obligations as so qualified shall be true and correct in all respects).

(b)           Each of the covenants and agreements of Iconix and the Company (with respect to the Cash Contribution) to be performed or complied with by Iconix at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.

(c)           The Company and Iconix shall each have delivered to Gerszberg and the Transferors a certificate, dated the Closing Date and executed by or on behalf of each of the Company and Iconix, certifying as to the satisfaction of the conditions set forth in Section 5.2(a) and (b) of this Agreement.

(d)           No court or other Government Entity shall have issued an Order, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby and the applicable waiting period under the HSR Act shall have expired or been terminated.

(e)           The governmental and third-party consents and approvals set forth on Exhibit C shall have been received and shall be in full force and effect.

(f)           The Company shall have delivered to the Transferors executed copies of the Marc Ecko Royalty Agreement, the Marc Ecko Letter Agreement, the Marc Ecko/Company Binding Term Sheet and the Core License Agreement.

(g)           The Company shall have delivered to Suchman executed copies of the Operating Agreement.

(h)           The MEE Entities and LF Centennial Limited shall have entered into an Agency Agreement in form and substance satisfactory to the Transferors.

(i)           The Company shall have entered into one or more agreements with LF Centennial Limited in connection with its assumption of liabilities contemplated in Section 2.5(b), in form and substance satisfactory to Iconix.

(j)           Transferors and their Affiliates shall have obtained a new asset-based lending facility, which shall be reasonably sufficient to support 3TAC, LLC and its sublicensees.

(k)           Iconix shall have made the Cash Contribution and the Company shall have executed an Instrument of Assumption of Assumed Liabilities.

(l)           The agreements relating to the purchase and sale of the interests of the Transferors between Marc Ecko and Gerszberg shall have been executed and delivered.

(m)           There shall not be instituted or pending any Proceeding (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, Iconix, Suchman, the Transferors’ or any of their Affiliates’ consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by the Company of all or a material portion of the Assets, or to compel the Company to dispose of or to hold separately all or a material portion of the Assets, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

ARTICLE VI
TERMINATION

Section 6.1.           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of Gerszberg and the Transferors, on the one hand, and Iconix, on the other;

(b)           by either Gerszberg and the Transferors, on the one hand, or Iconix, on the other, if the transactions contemplated hereby have not been consummated by November 30, 2009 (the “Termination Date”);

(c)           by either Gerszberg and the Transferors, on the one hand, or Iconix, on the other, if a court of competent jurisdiction or other Government Entity shall have issued a nonappealable final Order, restraining or prohibiting the completion of the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with their obligations under this Agreement;

(d)           by Iconix, if there has been a breach of any representation, warranty, covenant or agreement on the part of Gerszberg or any Transferor set forth in this Agreement that causes the conditions set forth in Section 5.1 to become incapable of fulfillment by the Termination Date, unless waived by Iconix; and

(e)           by Gerszberg and the Transferors, if there has been a breach of any representation, warranty, covenant or agreement on the part of Iconix, or the Company with respect to Purchase Price, set forth in this Agreement that causes the conditions set forth in Section 5.2 to become incapable of fulfillment by the Termination Date, unless waived by Gerszberg and the Transferors;

provided, however, that the party exercising its right to so terminate this Agreement pursuant to Section 6.1 (b), (d) or (e) shall not have been responsible for such failure for the Closing to occur through a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 6.2.           Effect of Termination.  In the event of the termination of this Agreement as provided in this Article VI, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of Iconix, the Company, Gerszberg or any Transferor, or any of their respective directors, officers, employees, members, partners, Affiliates, agents, representatives, heirs, administrators, executors, successors or assigns, except the obligations of the parties to this Agreement under Article VII hereof and this Section 6.2 shall survive any such termination.  Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any willful breach of any of their covenants, agreements, representations or warranties contained in this Agreement prior to termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1.          Notices.  All notices from one party to any other party shall be sent to such other party’s address as set forth in this Section 7.1 by delivery by a reputable overnight courier service or by registered or certified mail (return receipt requested), all charges prepaid.  All such notices sent to a party’s address set forth below (or to such other address as such party shall have notified the other party in accordance with this Section 7.1) shall be effective upon the earlier of (a) actual receipt, (b) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (c) three Business Days after deposit in the United States Postal Service, registered or certified mail, return receipt requested, with all charges prepaid.

The Company	The Transferors, Suchman and Gerszberg
IP Holder LLC	Seth Gerszberg
c/o Iconix Brand Group, Inc.	c/o Holton99, LLC
1450 Broadway, 4th Floor	40 W. 23rd Street, 3rd Floor
New York, New York 10018	New York, NY 10010
Attention: Neil Cole, President	ATTN: Gregg Donnenfeld, Esq.

with copies to:

Gregg Donnenfeld, Esq.
Holton99, LLC
40 W. 23rd Street, 3rd Floor
New York, NY 10010

Riker, Danzig, Scherer, Hyland & Perretti LLP
One Speedwell Avenue
Morristown, New Jersey 07962
Attention: Andrew J. Stamelman, Esq.

with copies to:	Iconix
the member(s) from time to time of the Company (whose address(es) shall be furnished by the Company to the Transferors promptly upon any change thereof	Iconix Brand Group, Inc. 1450 Broadway, 4th Floor New York, New York 10018 Attention: Neil Cole, President

and	with copies to:

Blank Rome LLP	Blank Rome LLP
405 Lexington Avenue	405 Lexington Avenue
New York, New York 10174	New York, New York 10174
Attention Robert J. Mittman, Esq.	Attention Robert J. Mittman, Esq.

Section 7.2.         Entire Agreement.  This Agreement, Operating Agreement and the Core License Agreement set forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made.

Section 7.3.          Severability.  If any provision of this Agreement or the application of any provision hereof to any Person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 7.4.          Amendments; Waivers.  This Agreement may not be canceled, altered, modified, amended or waived, in whole or in part, in any way, except by an instrument in writing signed by the party sought to be bound.  The waiver by any party of any breach of this Agreement in any one or more instances shall in no way be construed as a waiver of any subsequent breach of this Agreement (whether or not of a similar nature). No action taken pursuant to this Agreement, including the execution and delivery hereof or any investigation or evaluation by or on behalf of the Company shall constitute a waiver by the Company of compliance with any warranty, representation, covenant or agreement set forth in this Agreement.

Section 7.5.           Parties Bound; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective successors and permitted assigns, but, except as expressly permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Except as expressly provided herein, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the parties hereto.

Section 7.6.           Governing Law; Submission to Jurisdiction; Waivers.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles.  Except as otherwise provided herein, in the event of any dispute arising out of this Agreement, such dispute shall be submitted to the American Arbitration Association and shall be finally resolved by arbitration in accordance with such entity’s arbitration procedures for the time being in force and the parameters set forth herein.  All arbitrations shall be strictly confidential and decided by a three arbitrator panel.  The venue of any arbitration proceedings shall be New York, New York, United States of America, unless otherwise mutually agreed to by the parties. Nothing in this Section 7.6 shall prohibit or impair any party’s ability to seek provisional measures, such as injunctive relief, in a court of competent jurisdiction as set forth below in this Section 7.6.  Each party hereby submits to the jurisdiction of any court (state or federal) sitting in New York County, State of New York, United States of America with respect to the enforcement of any arbitration award or in any Proceeding with respect to the enforcement of this Section 7.6 (and agrees not to commence any litigation relating thereto except in such courts).  The parties irrevocably and unconditionally submit and consent in advance to such jurisdiction in the aforementioned courts, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

Section 7.7.           Waiver of Jury Trial; Punitive and Consequential Damages.  EACH PARTY HEREBY (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING ANY LOST PROFITS), OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.7.

Section 7.8.           Attorneys’ Fees.  In the event of any dispute between the parties to enforce or interpret any provision or right hereunder, the unsuccessful party to such dispute covenants and agrees to pay the successful party all costs and expenses reasonably incurred, including, without limitation, reasonable attorneys’ fees and disbursements, it being understood and agreed that the determination of the “successful party” shall be included in the matters which are the subject of such dispute.

Section 7.9.           Captions.  Captions to Articles, Sections and subsections of, and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

Section 7.10.         Successors and Assigns.  All provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided, that no Transferor shall assign any rights or delegate any obligations of it hereunder.  The Company shall have the right to assign this Agreement or any of the Company’s rights or Assets hereunder, in whole or in part, to any person, firm or entity.

Section 7.11.         Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile and PDF counterparts), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.12.         Disclosure Schedules.  The disclosure schedules attached hereto, as may be amended and supplemented pursuant to the terms hereof (the “Disclosure Schedules”) and the representations and warranties in this Agreement shall be read together as an integrated provision. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement.  The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs of the representations and warranties contained in this Agreement.

Section 7.13.         Interpretation.  The parties hereto acknowledge and agree that: (a) each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to such parties, regardless of which party was generally responsible for the preparation of this Agreement.

Section 7.14.         Announcement.  The parties shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Iconix may, without the prior consent of the other parties (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by Applicable Law or the rules and regulations of the NASDAQ Stock Market or the rules of any other applicable exchange, provided that the information contained in such press release or public statement accurately describes the terms of this Agreement and the transactions contemplated hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, Iconix, the Company, each Transferor and Gerszberg have executed this Agreement the day and year first above written.

YAKIRA, L.L.C.

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

ECKO.COMPLEX, LLC

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

/s/ Seth Gerszberg
SETH GERSZBERG

ZOO YORK LLC

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

ZOO YORK THC LLC

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

IP HOLDER LLC

By:	/s/ Andrew Tarshis
Name: Andrew Tarshis
Title: Authorized Person

Signature Page to Contribution and Sale Agreement

ICONIX BRAND GROUP, INC.

By:	/s/ Neil Cole
Name: Neil Cole
Title: President and CEO

SUCHMAN, LLC

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

Signature Page to Contribution and Sale Agreement

GUARANTY

In consideration of the execution of the foregoing Contribution and Sale Agreement, dated as of October 26, 2009 (the “Agreement”) and for other consideration the receipt and sufficiency of which are hereby acknowledged, each of the undersigned (each a “Guarantor” and together the “Guarantors”), guarantees to the Iconix Indemnified Parties the payment and performance of all obligations of Gerszberg and the Transferors under Section 4.11 of the Agreement and agrees it will, subject to the terms and conditions of this Agreement, pay or perform those obligations if for any reason Gerszberg or any Transferor fails to do so. This Guaranty is absolute, continuing, irrevocable and not conditional or contingent. Each of the undersigned further agrees to, at the request of the Company or Iconix, take such actions, and make, execute, acknowledge and deliver any and all instruments or documents, which the Company or Iconix at any time reasonably deems necessary, appropriate or desirable to (a) evidence or effectuate the provisions of the Agreement, including any provision in the Agreement that requires or contemplates any action being taken by any Affiliate of the Transferors or (b) fully vest in the Company, its successors and assigns, all of the right, title and interest in and to the Assets which are transferred to the Company under the Agreement by the Transferors, including recordation or perfection of the Company’s title to and security interest in the Assets.

Each Guarantor represents and warrants that it has the power, and has taken all necessary action to authorize it to execute, deliver and perform this guaranty in accordance with its terms. This Guaranty has been duly executed and delivered by such Guarantor and is a legal, valid and binding obligation of it enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and secured parties generally. The execution, delivery and performance of this Guaranty in accordance with its terms do not and will not require any consent or approval of any Person or conflict with, result in a breach of, or constitute a default under such Guarantor’s Organizational Documents, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any contract or agreement to which such Guarantor is a party or by which it or its  properties or assets may be bound, which conflict, breach or default would have a material adverse effect on the ability of such Guarantor to perform any of its obligations under this Guaranty. Each Guarantor is an Affiliate of one or more of the Transferors party to the Agreement.

This Guaranty shall be governed by, and construed in accordance with the law of the State of New York without regard to its choice of law principles. Each Guarantor hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States located in New York County, State of New York for any litigation arising out of or relating to this Guaranty and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

Date: October 26, 2009

ECKO DIRECT, LLC		MADE FROM SCRATCH, INC.

By:	/s/ Seth Gerszberg	By:	/s/ Seth Gerszberg
Name: Seth Gerszberg		Name: Seth Gerszberg
Title: CEO		Title: CEO

Signature Page to Contribution and Sale Agreement

UNLIMITED INTERNATIONAL, LLC

By:	/s/ Seth Gerszberg
Name: Seth Gerszberg
Title: CEO

Signature Page to Contribution and Sale Agreement

APPENDIX A

STANDARD DEFINITIONS

All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

The definitions of terms herein shall apply equally to the plural and singular forms of the term defined.  Whenever the context may require, any pronoun or other words herein importing a gender shall include the corresponding masculine, feminine and neuter forms.  References herein to “writing” include printing, typing, lithography and other means of reproducing words in visible form.  References to agreements and other contractual instruments include all subsequent amendments, supplements or modifications thereto or changes therein entered into in accordance with their respective terms.  References to any Applicable Law includes all subsequent amendments, supplements, restatements or modifications thereto or changes therein.  References herein to Persons include their successors and assigns.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Except as otherwise specifically prescribed herein, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Person specified.  For the purposes of this definition, “control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, when used with regard to any Transferor, the term “Affiliate” shall include each of Marc Ecko and Gerszberg.

“Agreement” has the meaning assigned to that term in the preamble to this Agreement.

“Applicable Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational, supranational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Government Entity, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Assets” means all right, title and interest in and to any and all of the Intellectual Property Rights of each Transferor and rights of every nature, kind and description with respect to such assets in the Territory, which such assets being all of the following, inclusive (other than the Excluded Assets):

a)
All Intellectual Property Rights and Intangibles owned by the Transferors and their Affiliates with respect to the Business wherever existing in the Territory and all goodwill, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all applicable jurisdictions;

b)
all of Transferors’ and their Affiliates’ rights, powers and privileges in and to the Contracts listed in Section 3.1(w)(i) of the Disclosure Schedules under the caption “Specified Contracts” and all Contract Rights under such Contracts including all rights to royalties earned or accruing on or after the Closing Date (“Specified Contracts”);

c)	all current samples, sample books, prototypes, patterns, archive files, physical designs and other similar items used in the Business;

d)	all domain name registrations set forth in Section 3.1(v)(iv) of the Disclosure Schedules;

e)
all of Transferors’ claims, causes of action and other legal rights and remedies arising subsequent to the Closing Date based on Transferors’ ownership of the Assets and/or the Business, but excluding Transferor’s claims, causes of action and other legal rights and remedies under this Agreement or any Transaction Document or as otherwise contemplated in this Agreement;

f)	the copyrights set forth on Section I of the Disclosure Schedules; and

g)	the Trademarks.

“Assumed Liabilities” has the meaning assigned to that term in Section 2.5 of this Agreement.

“Balance Sheet” and “Balance Sheets” have the meaning assigned to that term in Section 3.1(o) of this Agreement.

“Balance Sheet Date” has the meaning assigned to that term in Section 3.1(o) of this Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.

“Basket” has the meaning assigned to that term in Section 4.11(f) of this Agreement.

“Basket Losses” has the meaning assigned to that term in Section 4.11(f) of this Agreement

 “Business” means the licensing and brand management business conducted by the Transferors and their Affiliates relating to the Ecko and Zoo York brands, products and services and associated names for use in connection with a wide variety of goods and services wherever in the world such activities are being performed.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, New York City, New York.

“Cap” has the meaning assigned to that term in Section 4.11(f) of this Agreement

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Contribution” has the meaning assigned to that term in Section 2.1(b) of this Agreement.

“Closing” has the meaning assigned to that term in Section 2.10 of this Agreement.

“Closing Date” means the date the Closing of the transactions contemplated by the Agreement takes place.

“Company” has the meaning assigned to that term in the preamble to this Agreement.

“Contribution Assets” has the meaning assigned to that term in Section 2.1 of this Agreement.

“Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result or to avoid the occurrence of a default.

“Contracts” means any and all written or oral contracts, agreements, including any and all license agreements, instruments, orders, commitments or binding arrangements of any nature whatsoever.

“Contract Rights” means all rights, powers or remedies under any Contract, including but not limited to rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

“Contribution Asset” has the meaning assigned to that term in Section 2.1(a) herein.

“Core License Agreement” means that certain Global License Agreement made and entered into by and between the Company and 3TAC, LLC in substantially the form attached hereto as Exhibit D.

“Disclosure Date” means September 30, 2009.

“Disclosure Schedules” shall have the meaning set forth in Section 7.12 herein.

“Excluded Assets” means the following assets which are not transferred to the Company pursuant to this Agreement:

(1)           All Contracts which are not Specified Contracts, whether or not relating to an Asset being acquired hereby including the Excluded Contracts;

(2)           All cash or cash equivalents in the bank or invested on the Closing Date;

(3)           All Tangible Property of any type or description owned or leased by the Transferors;

(4)           All rights of Transferors in and to this Agreement and the Transaction Documents, including proceeds from the sale of the Assets;

(5)           The limited liability company interest ledgers and minute books of Transferors, all financial books and records of the Transferors (copies of which have been delivered to the Company) and all books and records relating to any Excluded Asset or Excluded Liabilities;

(6)           Any and all accounts or notes receivable due on account of royalties or other amounts due to Transferors from one another or from any Affiliates of any Transferor for any and all periods;

(7)           All rights of Transferors to Tax refunds with respect to any period through the Closing Date;

(8)           All other assets reflected on Transferor’s Balance Sheets that are not specifically included in the definition of Assets;

(9)           A pro rata portion of royalties payable to Transferors under the Specified Contracts for the period prior to the Closing Date;

(11)         Excluded IP; and

(12)         All prepaid assets, including, without limitation, the prepaid assets set forth in Section 3.1(s) of the Disclosure Schedules.

“Excluded Business Activities” has the meaning assigned to that term in Section 3.1(u) of this Agreement.

“Excluded Contracts” means the contracts and agreements identified on Section II of the Disclosure Schedules.

“Excluded IP” means the Intellectual Property Rights, Intangibles and domain name registrations identified in Section III of the Disclosure Schedules.

“Excluded Liabilities” has the meaning assigned to that term in Section 2.6 of this Agreement.

“Excluded Trademarks” means the Trademarks identified in Section III of the Disclosure Schedules.

“Existing Claims” means, with respect to the Trademarks, those pending or threatened actions, oppositions, claims and proceedings listed in Section 3.1(v)(ii)(2) of the Disclosure Schedules hereto.

“Existing Liens” means the liens in favor of The CIT Group/Commercial Services, Inc. and Li & Fung (Trading) Limited.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Gerszberg” has the meaning assigned to that term in the preamble to this Agreement.

“Government Entity” means the United States, any State, any political subdivision of a State and any agency or instrumentality of the United States or any State or political subdivision thereof and any other entity exercising executive, legislative, judicial, regulatory, taxing or administrative powers or functions of or pertaining to government.

“Guaranty” means that certain Guaranty set forth in this Agreement following the signature pages hereto.

“HSR Act” has the meaning assigned to that term in Section 3.1(g) of this Agreement.

“HSR Filing” has the meaning assigned to that term in Section 3.1(g) of this Agreement.

“Iconix” has the meaning assigned to that term in the preamble to this Agreement.

“Iconix Designee” has the meaning assigned to that term in Section 2.11.

“Iconix Indemnified Party” has the meaning assigned to that term in Section 4.11(b).

“Iconix Interests” has the meaning assigned to that term in Section 2.1(b).

“Instruments of Transfer” means such duly executed assignments and other instruments of conveyance and transfer, in substantially the forms attached hereto as Exhibits F-1 through F-6.

 “Intangibles” means, to the extent existing throughout the Territory, all trademarks, including the Trademarks, all trade secrets to the extent they have been maintained as such, Permits, licenses, designs, patterns, pressbooks, promotional material, artwork, copyrights, copyright applications, copyright registrations, Internet and intranet web sites, including the content contained therein and domain names used to access such web sites, domain name registrations, know-how, patents, patent applications, designs, formula, invention, technology, software to the extent owned, proprietary information comprising a database and other intangible assets of any nature (whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to a Person), and all goodwill, whether or not related to the foregoing, whether arising under statutory or common law in any applicable jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

“Intellectual Property Rights” means any and all proprietary rights (wherever existing throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) rights in and to Trademarks, service marks, trade names, logos, symbols, and the like; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, design rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information to the extent they have been maintained as such; (d) rights associated with patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (e) product rights; (f) rights analogous to those set forth in this definition and any and all other proprietary rights relating to Intangibles not already included herein; (g) rights associated with divisions, divisionals, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (h) the right to sue for past infringement of any Intangible and/or any Intellectual Property Right, provided any such Intellectual Property Right is related to the Assets.

“International Affiliates” has the meaning assigned to that term in Section 3.1(o) hereof.

 “Insurance Policies” means any policy or binder for fire, public liability, product liability, general liability, life, hospital, medical, disability, comprehensive, automobile, property damage, workmen’s compensation, key man, fidelity bond, theft, forgery, vehicular, or errors and omissions insurance, or for any other insurance of any nature whatsoever.

“Knowledge” means (a) with respect to one or more Transferors, the actual knowledge of Seth Gerszberg after a commercially reasonable inquiry of those persons at such Transferor(s) who would be responsible for the matter being represented or warranted, it being acknowledged and agreed that the actual knowledge of Marc Ecko shall be imputed to Seth Gerszberg, and (b) with respect to Iconix, the actual knowledge of Neil Cole after a commercially reasonable inquiry of those persons at Iconix who would be responsible for the matter being represented or warranted.

“License Income” means any and all forms of income, proceeds or compensation, whether cash or other property, paid on account of or in respect of any of the Specified Contracts.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing; provided, however, that for the avoidance of doubt, any matters relating to the priority, preference or non-infringement of the Trademarks or any other Intangibles or Intellectual Property Rights shall not be considered as “Liens” for the purposes of this Agreement.

“Losses” has the meaning assigned to that term in Section 4.11(b).

“Marc Ecko/Company Binding Term Sheet” means that certain term sheet entitled Marc Ecko/IP Holder LLC-Terms of Trademark License Agreements, by and between the Company and Marc Ecko in the form attached hereto as Exhibit H.

 “Marc Ecko Letter Agreement” means the letter agreement by and between Marc Ecko and the Company in the form attached hereto as Exhibit I.

“Marc Ecko Royalty Agreement” means that certain agreement by and between the Company and Marc Ecko in the form attached hereto as Exhibit E.

“Material Adverse Effect” means any occurrence or development affecting the Transferors that (1) has or could reasonably be expected to have a material adverse effect on the results of operations of the Assets when taken as a whole, or (2) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute a “material adverse effect” or shall be considered in determining whether a “material adverse effect” has occurred: (i) changes in general economic or political conditions that do not disproportionately affect the Assets, (ii) changes in the apparel industry that do not disproportionately affect the Assets, (iii) any actions by Transferors or any Affiliates of any Transferors required or permitted by this Agreement, (iv) changes in Applicable Law, or (v) changes resulting from the announcement of the execution of this Agreement or the pendency of the consummation of the transactions contemplated hereby.

“MEE Indemnified Parties” has the meaning assigned to that term in Section 4.11(c).

“Operating Agreement” has the meaning assigned to that term in Section 2.1(a).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Government Entity or by any arbitrator.

“Organizational Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement, trust agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership or equity interests of such Person or voting rights among such Person’s owners.

“Permit” means any license, permit, certificate, Consent, right or privilege of any kind or nature whatsoever granted, issued, approved or allowed by any foreign, federal, state or local governmental, administrative or regulatory authority relating to the Assets or the operation of the Business, but shall not include any Intellectual Property Rights.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, Governmental Entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

“Proceeding” means any claim, suit, action, equitable action, litigation, investigation undertaken by any Governmental Entity, arbitration, trademark opposition, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or any formal demand which might lead to any of the foregoing.

“Projections” has the meaning assigned to that term in Section 3.1(o) of this Agreement.

“Purchase Price” has the meaning assigned to that term in Section 2.7.

“Rabin Note” means a Non-Negotiable Promissory Note, dated July 2, 2008, in the initial principal amount of $10,000,000 payable by Ecko.Complex to Arthur Rabin and Jason Rabin.

“Sale Assets” has the meaning assigned to that term in Section 2.4 of this Agreement.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person, after giving effect to the transactions contemplated by this Agreement, is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (ii) such Person, after giving effect to the transactions contemplated by this Agreement, is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (iii) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, and (iv) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State” means the District of Columbia or any one of the fifty states composing the United States.

“Tangible Property” means any machinery, buildings, fixtures, equipment, parts, furniture, leasehold improvements, office equipment, vehicles, tools, forms, molds, supplies, archive garments or other tangible property of any kind or nature whatsoever.

 “Tax” means any tax (including, without limitation, any income tax, license tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Entity or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Entity in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” has the meaning assigned to such term in Section 6.1 of this Agreement.

“Territory” means the entire world, including the internet.

“Trademarks” means any and all names, corporate names, domain names, fictitious names, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, trade names, brand names, logos, trade dress, symbols, slogans or other designations owned or used by any of the Transferors or any Affiliates of any Transferors in commerce or in connection with the Business, including without limitation those identified in Section 3.1(v)(i)(1) of the Disclosure Schedules. For the avoidance of doubt, Trademarks shall not include any Excluded IP.

“Transaction Documents” means this Agreement, the Core License Agreement, the Operating Agreement and the Guaranty together with all schedules and exhibits hereto and thereto, and all other documents executed pursuant to this Agreement, other than the Marc Ecko Royalty Agreement, the Marc Ecko/Company Binding Term Sheet and the Marc Ecko Letter Agreement.

 “Transferor” has the meaning assigned to that term in the preamble to this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of non-perfection of the Liens on any Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“United States” means the United States of America.

“Zoo York” has the meaning assigned to that term in the preamble to this Agreement.

“ZY THC” has the meaning assigned to that term in the preamble to this Agreement.

List of Excluded Schedules and Exhibits

Schedule	Description
3.1(c)	Capitalization
3.1(e)	Non-Contravention
3.1(f)	Litigation
3.1(j)	No Brokers or Finders
3.1(o)(i)	Financial Statements
3.1(o)(ii)	Other Entities
3.1(o)(iii)	International Affiliates
3.1(p)	Undisclosed Liabilities
3.1(s)	Advances
3.1(u)	Sufficiency of Assets
3.1(v)(i)(1)	Trademarks
3.1(v)(i)(2)	Expirations, Abandonments, Cancellations
3.1(v)(ii)	Claims
3.1(v)(iii)	Infringements
3.1(v)(iv)	Domain Names
3.1(w)(i)	Specified Contracts
3.1(w)(ii)	Enforceability
3.1(w)(iii)	Breaches
3.1(w)(iv)	Waiver, Amendment, Modification
3.1(w)(v)	Contract Monitoring
3.3(c)	Capitalization
4.2(d)	Indebtedness
4.2(e)	Contracts

Exhibit	Description
Exhibit A:	Operating Agreement
Exhibit B:	Payment of Purchase Price
Exhibit C:	Iconix Consents
Exhibit D:	Core License Agreement
Exhibit E:	Marc Ecko Royalty Agreement
Exhibit F-1:	US Master Trademark Assignment
Exhibit F-2:	Worldwide Master Trademark Assignment
Exhibit F-3:	Copyright Assignment
Exhibit F-4:	Domain Name Assignment
Exhibit F-5:	Assignment and Assumption Agreement
Exhibit F-6:	Bill of Sale
Exhibit G:	Post-Closing Signatories to Guaranty
Exhibit H:	Marc Ecko/Company Binding Term Sheet
Exhibit I:	Marc Ecko Letter Agreement